Exhibit 10.6

AMENDMENT NO. 1 to SEVERANCE AGREEMENT

          This Amendment No. 1 (the “Amendment”) to the Severance Agreement dated as of July14, 2009 (the “Agreement”) between TheStreet.com, Inc., a Delaware corporation (the “Company”) and Thomas Etergino (“Etergino”) is entered into by the parties as of March 28, 2011.

          Pursuant to this Amendment, the parties hereby agree to amend the Agreement, with such amendments becoming effective May 16, 2011, as follows:

1.	Section 1(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(a) In the event that the Company (or Successor (as defined below), if applicable) terminates Etergino’s employment with the Company (or Successor, as applicable) without Cause or Etergino voluntarily terminates his employment with the Company (or Successor, if applicable) for Good Reason, in either case on or before September 7, 2015, then the Company (or Successor, if applicable) shall (i) pay Etergino an amount equal to the greater of the (x) Minimum Payment (as defined below) and (y) six (6) months of Etergino’s base salary (at the annual rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Etergino to terminate his employment with Good Reason); and (ii) pay on Etergino’s behalf (for a period of six (6) months or such lesser period as Etergino may elect) the full cost of premiums for continuation of any benefits that Etergino is eligible under COBRA to elect to (and does elect to) continue. As used herein, “Minimum Payment” means the amount, if any, by which (i) one year of Executive’s base salary (at the rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Etergino to terminate his employment with Good Reason) exceeds (ii) the sum of (A) the Accelerated RSU Value (as defined below) plus (B) the amount of dividend equivalents to be delivered to Executive by the Company in connection with the delivery of shares of the Company’s common stock underlying the Accelerated RSUs (as defined below). As used herein, “Accelerated RSUs” means the number of RSUs that become vested pursuant to Section 3 of the Letter (i.e., the difference between the total number of RSUs that become vested pursuant to the Letter and the amount of RSUs that became vested, on or prior to the date of Executive’s termination, pursuant to Section 2 of the Letter) and “Accelerated RSU Value” means the product of (x) the number of Accelerated RSUs multiplied by (y) the fair market value of the Company’s common stock on the date of Executive’s termination, as determined by the Company pursuant to the provisions of the Company’s 2007 Performance Incentive Plan.”

2.	Section 1(b) of the Agreement hereby is deleted in its entirety and replaced with the following:

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“(b) For purposes of this Agreement, (i) “Cause” shall have the same meaning ascribed to such term in the Letter; (ii) “Good Reason” shall have the same meaning ascribed to such term in the Letter; and (iii) “Successor” shall mean any person or entity that acquires all or substantially all of the Company’s assets or into which the Company is merged or combined with the Company ceasing to exist (or the successor to any such entity, whether by merger, assignment or otherwise).”

3.	Section 1(c) of the Agreement hereby is deleted in its entirety.

4.	Section 1(d) of the Agreement hereby is amended to replace the phrase “Section 1(a) or Section 1(b)” with the phrase “Section 1(a)(i)”.

5.	Section 13 of the Agreement hereby is amended to delete the phrase “, except as specified in Section 1(c),”.

6.

Section 1(a) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “, or (vi) any rights under or in respect of any of (A) the agreements dated as of September 7, 2010 and March 28, 2011, respectively, related to the grants of restricted stock units, (B) the agreement dated as of March 28, 2011 related to the grant of stock options or (C) any written agreements that may be executed by the parties after March 28, 2011 (collectively, the “Applicable Agreements”).”

7.	Section 1(c) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “or any other Applicable Agreements.”

8.	Except as expressly set forth above, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THESTREET.COM, INC.

By:

Name:	Thomas Etergino

Title:

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